NEWS RELEASE

Coeur Reports Second Quarter Production Results
48% Increase in Rochester’s Quarterly Silver Production to Highest Level in Nearly Seven Years
Chicago, Illinois - July 8, 2014 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced preliminary second quarter production of 4.5 million ounces of silver and 61,025 ounces of gold, or 8.1 million silver equivalent ounces1, an increase of 7% compared to the first quarter.
Quarterly Production Results1
2Q 2014 Operational Results1
Second quarter operational highlights for each of the Company's mines are provided below.

Palmarejo, Mexico	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013
Underground Operations:
Tons mined	177,359	209,854	237,384	219,909	183,267
Average silver grade (oz/t)	6.15	5.95	6.00	4.73	4.59
Average gold grade (oz/t)	0.11	0.11	0.14	0.11	0.11
Surface Operations:
Tons mined	320,583	358,222	361,493	385,379	363,758
Average silver grade (oz/t)	3.72	3.50	3.49	3.49	4.95
Average gold grade (oz/t)	0.03	0.03	0.03	0.03	0.04
Processing:
Total tons milled	534,718	571,345	595,803	583,365	570,322
Average recovery rate – Ag	75.6%	73.3%	74.5%	81.8%	76.5%
Average recovery rate – Au	78.9%	78.0%	80.6%	87.6%	81.2%
Silver production ounces (000's)	1,761	1,820	1,994	1,918	2,045
Gold production ounces	23,706	25,216	35,486	29,893	28,191
Silver equivalent production ounces (000's)	3,183	3,333	4,123	3,712	3,736

1. Silver equivalence calculated using a 60:1 silver to gold ratio.

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Lower processing rates, higher recoveries, and higher grades in the second quarter are all consistent with the Company's stated strategy of transitioning Palmarejo to a higher-margin, underground operation.

•	Further increases in recovery rates are expected in the second half of the year due to improved management of the sources of ore.

San Bartolomé, Bolivia	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013
Tons milled	437,975	385,375	451,660	428,884	424,310
Average silver grade (oz/t)	3.86	3.88	3.79	3.89	3.98
Average recovery rate	87.5%	90.5%	87.6%	91.5%	90.3%
Silver production ounces (000's)	1,481	1,355	1,498	1,528	1,523

Rochester, Nevada	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013
Tons placed	3,329,582	3,640,861	4,569,588	2,678,906	2,457,423
Average silver grade (oz/t)	0.58	0.59	0.57	0.53	0.58
Average gold grade (oz/t)	0.003	0.003	0.002	0.003	0.003
Silver production ounces (000's)	1,112	750	712	595	844
Gold production ounces	9,230	8,192	7,890	4,824	9,404
Silver equivalent production ounces (000's)	1,666	1,242	1,185	884	1,408

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Silver production increased 48% and gold production increased 13% compared to the first quarter at Rochester resulting in the highest quarterly silver equivalent production since the third quarter 2007.

•	Further production growth is expected in the second half of 2014 due to the continued ramp up of production from the Stage III leach pad.

Kensington, Alaska	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013
Tons milled	163,749	159,697	149,246	147,427	127,987
Average gold grade (oz/t)	0.18	0.17	0.26	0.20	0.18
Average recovery rate	94.5%	94.5%	96.0%	96.5%	98.2%
Gold production ounces	28,089	25,428	37,404	29,049	23,162

•	Mill throughput averaged approximately 1,800 tons per day during the second quarter, consistent with the first quarter.

•	Higher average gold grade drove a 10% sequential increase in gold production in the second quarter, which included an average gold grade of 0.22 during the month of June.

Endeavor, Australia	2Q 2014	1Q 2014	4Q 2013	3Q 2013	2Q 2013
Silver production ounces (000's)	129	168	135	162	221

•	Silver production received from the Company’s investment in the Endeavor lead-zinc-silver mine in Australia decreased by 24% in the second quarter.

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Coeur owns all silver production and reserves at Endeavor up to a total of 20.0 million payable ounces. As of June 30, 2014, Endeavor had produced 5.1 million payable ounces, or approximately 26% of the total, since Coeur initially acquired this interest in 2005.

Financial Results and Conference Call
Coeur will report its full operational and financial results for the second quarter on August 6, 2014 after the New York Stock Exchange closes for trading. There will be a conference call on August 7, 2014 at 11:00 a.m. Eastern time.
Dial-In Numbers:  (877) 768-0708 (US and Canada)
                              (660) 422-4718 (International)

Conference ID:    716 78 100

The conference call and presentation will also be webcast on the Company’s website coeur.com.

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer; Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer; Hans Rasmussen, Vice President, Exploration; Joe Phillips, Senior Vice President and Chief Development Officer; and other members of management.

A replay of the call will be available through August 21, 2014.
      Replay Numbers:   (855) 859-2056 (US and Canada)
                               (404) 537-3406 (International)

About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with four precious metals mines in the Americas employing nearly 2,000 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to net smelter royalties on the Cerro Bayo mine in Chile, the El Gallo mine in Mexico, and the Zaruma mine in Ecuador. In addition, the Company owns strategic investment positions in several silver and gold development companies with projects in North and South America and has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada.

For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 489-5819
Donna Mirandola, Director, Corporate Communications
(312) 489-5842
coeur.com

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, grades, margins, recovery rates, and future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
W. David Tyler, Coeur's Vice President, Technical Services and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur's properties as filed on SEDAR at sedar.com.